Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3ASR of our reports dated December 23, 2010, relating to the consolidated financial statements of Piedmont Natural Gas Company, Inc. and subsidiaries, and the effectiveness of Piedmont Natural Gas Company, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Piedmont Natural Gas Company, Inc. and subsidiaries for the year ended October 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

July 7, 2011